United States Securities and Exchange Commission

Washington, D.C. 20549

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FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934 Date of Report: August 7, 2009

Commission File No. 0-8117

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CHURCH LOANS & INVESTMENTS TRUST	®

(Exact name of registrant as specified in its charter)

Texas	75-6030254
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5305 W Interstate 40, Amarillo, Texas	79106-4759
(Address of principal executive office)	(Zip Code)

(806) 358-3666
(Issuer’s telephone number including area code)

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 3, 2009, Kelly Archer is no longer serving as the Principal Executive Officer, President or an employee of the Trust.  The Trust is in negotiations with Mr. Archer on the terms of a Severance Agreement that, if agreed to, would determine the characterization of Mr. Archer’s departure from the Trust.

The Board of Trust Managers has appointed Bill R. McMorries as the acting, interim Principal Executive Officer and President.  Mr. McMorries, age 82, is a consulting engineer and has served as a member of the Board of Trust Managers since 1963. Mr. McMorries also serves as the Chairman of the Board of Trust Managers and has served in such capacity for 16 years.

It is the understanding of the Board of Trust Managers and Mr. McMorries that he will serve as the acting, interim Principal Executive Officer and President while the Board of Trust Managers conducts an appropriate search for a permanent Principal Executive Officer and President. The Board of Trust Managers anticipates that the process of selecting a permanent Principal Executive Officer and President may take a longer period of time than Mr. McMorries is willing to serve as the interim Principal Executive Officer and President. Therefore, the Board of Trust Managers is also considering persons to serve as interim Principal Executive Officer and President during a more extended period of time while a search for a permanent Principal Executive Officer and President is conducted.

There are no family relationships between Mr. McMorries and any other member of the Board of Trust Managers.

Mr. McMorries holds 423,672 shares of beneficial interest in the Trust.  The Trust has entered into Master Note agreements (which are unsecured debt instruments owing by the Trust) with Mr. McMorries and related persons in the amount of $3,195,719 as of June 30, 2009. The Trust pays interest on the outstanding amounts owing on such Master Note agreements at the rate of 1.25% less than the prime lending rate of the Amarillo National Bank but not less than 3%. The terms of these Master Note agreements are the same as Master Notes entered into with other unrelated persons except as to the amounts thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH LOANS & INVESTMENTS TRUST

Date: August 7, 2009	By:	/s/ B. R. McMorries, Chairman
Board of Trust Managers